Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference into this Registration Statement on Form S-8 pertaining to the Akorn, Inc. (“the Company”) 2003 Stock Option Plan, of our reports dated March 7, 2007, with respect to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting of Akorn, Inc. as of and for the year ended December 31, 2006 included in its Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.
We also consent to the reference to us under the caption “Experts” in the Registration Statement.
/s/ BDO Seidman, LLP
Chicago, Illinois
October 26, 2007

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